EXHIBIT 19.1

ACTION BY UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF STARTENGINE CROWDFUNDING, INC.

The undersigned, being all of the members of the Board of Directors (the “Board”) of StartEngine Crowdfunding, Inc., a Delaware corporation (the “Company”), pursuant to Section 141(f) of the Delaware General Corporation Law and the Bylaws of the Company, hereby adopt the following resolutions by unanimous written consent in lieu of a meeting, which resolutions shall be deemed adopted when all of the members of the Board have signed this Consent.

1.INSIDER TRADING POLICY

WHEREAS, the Board of Directors has reviewed the proposed Insider Trading Policy substantially in the form attached hereto as Exhibit A, which is intended to promote compliance with applicable securities laws and establish procedures and guidelines for trading in the Company’s securities by directors, officers, employees, and certain other persons;

NOW, THEREFORE, BE IT RESOLVED, that the Insider Trading Policy presented to the Board is hereby approved and adopted in all respects, effective as of the date hereof;

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized and directed to implement the Insider Trading Policy and to take any and all actions necessary or advisable to inform directors, officers, employees, consultants, and other applicable persons of the policy and ensure compliance therewith;

RESOLVED FURTHER, that the Secretary of the Company is instructed to insert a copy of the approved Insider Trading Policy into the official minute book of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, this Action by Unanimous Written Consent has been executed by the undersigned as of the dates set forth below and shall be effective as of the date when all of the members of the Board have signed this Consent. This Consent may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

Dated:	Ronald Miller

07 / 30 / 2025

Dated:	Howard Marks

07 / 30 / 2025

EXHIBIT A

INSIDER TRADING POLICY

StartEngine Crowdfunding, Inc. Policy on Insider Trading

This Insider Trading Policy describes the standards of StartEngine Crowdfunding, Inc. and its subsidiaries (the "Company") on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers, contractors and employees and their respective immediate family members of the Company, and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company (together with the directors, "Company Insiders") and (iii) certain other employees that the Company may designate from time to time as "Covered Persons" (collectively with the Corporate Insiders, “Covered Persons”) because of their position, responsibilities or their actual or potential access to material information.

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company's securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1.   Applicability

This Policy applies to all trading or other transactions in (i) the Company's securities, including common stock, preferred stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities, where the person trading used information obtained while working for the Company.

This Policy applies to all employees, contractors and officers of the Company and to all members of the Company's board of directors and their respective family members.

2.   General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a)  No director, officer, contractor or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the

Company, while in possession of material nonpublic information about the Company. (The terms "material" and "nonpublic" are defined in Part I, Section 3(a) and (b) below.)

(b)  No director, officer, contractor or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c)  No director, officer, contractor or employee or any of their immediate family members may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer, contractor or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

(d)  For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e)  Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

(f)  From time to time, the Company may engage in transactions in its own securities. It is the Company's policy that any transactions in securities by the Company will comply with applicable laws with respect to insider trading.

3.   Definitions

(a)   Material. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)  significant changes in the Company's prospects;

(ii)  significant write-downs in assets or increases in reserves;

(iii)  developments regarding significant litigation or government agency investigations;

(iv)  liquidity problems;

(v)  changes in earnings estimates or unusual gains or losses in major operations;

(vi)  major changes in the Company's management or the board of directors;

(vii)  changes in dividends;

(viii)  extraordinary borrowings;

(ix)  major changes in accounting methods or policies;

(x)  award or loss of a significant contract;

(xi)  cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii)  changes in debt ratings;

(xiii)  proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv)  offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b)   Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i)   information available to a select group of analysts or brokers or institutional investors;

(ii)   undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii)   information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c)   Compliance Officer. The Company has appointed the Chief Compliance Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)   assisting with implementation and enforcement of this Policy;

(ii)   circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up to date with insider trading laws;

(iii)   pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv)   providing approval of any prohibited transactions under Part II, Section 4 below.

(v)   providing a reporting system with an effective whistleblower protection mechanism.

4.   Exceptions

The trading restrictions of this Policy do not apply to the following:

(a)   Options. Exercising stock options granted under the Company's 2015 Employee Incentive Plan and 2025 Employee Incentive Plan for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

(b)   Regulation A offerings. Selling the Company’s stock as a selling stockholder in the Company’s Regulation A under the Securities Act.

5.   Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)   Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for substantial fines and damages. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b)   Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

6.   Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at jon@startengine.com.

PART II

1.   Blackout Periods

All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

(a)   Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the close of the market on two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company's financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results.

(b)   Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

2.   Trading Window

Covered Persons are permitted to trade in the Company's securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the day that a Quarterly Blackout Periods ends and ending on the day a Quarterly Blackout Period begins in accordance with Part II, Section 1(a) above. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.   Pre-Clearance of Securities Transactions

(a)   Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities.

(b)   Subject to the exemption in subsection (d) below, no Company Insider may, directly or indirectly, purchase or sell or otherwise engage in any transaction involving Company securities, including the exercise of stock options or any transfer, gift, pledge or loan of, Company securities, at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person's spouse, other persons living in such person's household and minor children and to transactions by entities over which such person exercises control.

(c)   The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

4.   Prohibited Transactions

(a)   Company Insiders are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b)   Covered Persons, including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Compliance Officer:

(i)   Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

(ii)   Short sales. Covered Persons may not sell the Company's securities short;

(iii)   Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;

(iv)   Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v)   Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

(Approved July 30, 2025)